Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2020

■ Second Quarter 2020 Revenue: ■ Second Quarter 2020 Operating Income: ■ Second Quarter 2020 EPS:	$2.15 billion; down 5% $175.2 million; down 9% $1.14 vs. $1.23

LOWELL, Ark., July 16, 2020 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced second quarter 2020 net earnings of $121.7 million, or diluted earnings per share of $1.14 vs. second quarter 2019 net earnings of $133.6 million, or $1.23 per diluted share.

Total operating revenue for the current quarter was $2.15 billion, compared with $2.26 billion for the second quarter 2019, a decrease of 5%. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased 0.5% vs. the comparable quarter 2019. Revenue performance, excluding fuel surcharge revenue, was primarily driven by a 2% volume decline in Intermodal (JBI), 11% volume decline in Integrated Capacity Solutions (ICS), and 5% fewer stops in Final Miles Services (FMS), partially offset by a 17% increase in loads in Truckload (JBT), compared to the prior year period.

The amount of ICS operating revenue executed through the marketplace for J.B. Hunt 360°® increased to $229 million from $222 million in second quarter 2019. In addition, JBI executed approximately $24 million of third-party dray cost and JBT executed approximately $28 million of its independent contractor costs through the platform during second quarter 2020.

Operating income for the current quarter totaled $175.2 million versus $193.1 million for the second quarter 2019. The prior year quarter included a $20.0 million pre-tax charge in settlement of a FMS claim. Lower revenue and higher purchased transportation costs, continued investment in technology across all segments, and employee and operating supplies costs related to COVID-19, were partially offset by benefits of lower driver turnover, decreased insurance and claims costs and significantly reduced travel and entertainment costs compared to the prior year. Additionally, operating income was lower due to approximately $4.6 million of additional charges for uncollectible customer accounts.

Interest expense in the current quarter decreased due to lower average debt levels and lower interest rates compared to the same period last year. The effective income tax rate for the quarter was 25% consistent with second quarter 2019.

Segment Information:

Intermodal (JBI)

■   Second Quarter 2020 Segment Revenue:   $1.07 billion; down 7%

■   Second Quarter 2020 Operating Income:  $107.0 million; down 14%

JBI load volumes declined 2% over the same period in 2019. Transcontinental loads increased approximately 3% and Eastern network volumes declined 7% from second quarter 2019. As previously released, COVID-19 related volume disruptions began to materialize in March and deteriorated further in April, followed by a steady rebound in demand for the remainder of the quarter. Revenue decreased 7% reflecting the 2% volume decline and an approximate 6% decline in revenue per load, which is the combination of customer rate changes, fuel surcharges, and freight mix. Revenue per load excluding fuel surcharge revenue was flat from second quarter 2019.

Operating income decreased by 14% from the prior year. Lower volumes, higher rail purchased transportation costs, and inefficiencies in the network related to less predictable demand patterns, were partially offset by lower driver turnover related costs and a decrease in insurance and claims costs. The current period ended with approximately 96,500 units of trailing capacity and 5,340 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■   Second Quarter 2020 Segment Revenue:   $533 million; down 1%

■   Second Quarter 2020 Operating Income:  $83.1 million; up 9%

DCS revenue decreased 1% during the current quarter over the same period in 2019. Productivity, defined as revenue per truck per week, decreased approximately 3% vs. 2019. Productivity excluding fuel surcharge revenue was flat compared to a year ago. A net additional 130 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year. Customer retention rates remain above 97%.

Operating income increased 9% over the prior year quarter. Benefits from lower driver turnover, travel and entertainment, and safety related costs were partially offset by higher bad debt costs for uncollectible customer accounts.

Integrated Capacity Solutions (ICS)

■   Second Quarter 2020 Segment Revenue:  $304 million; down 9%

■   Second Quarter 2020 Operating Loss:   $(13.1) million; compared to $(0.6) million in 2Q’19

ICS revenue decreased 9% compared to the second quarter 2019. Volumes decreased 11% but revenue per load increased approximately 2% primarily due to customer freight mix. Contractual volumes represented approximately 71% of the total load volume and 63% of the total revenue in the current quarter compared to 68% and 55%, respectively, in second quarter 2019. Of the total reported ICS revenue, approximately $229 million was executed through the marketplace for J.B. Hunt 360 compared to $222 million in second quarter 2019.

Operating income decreased by $12.5 million from the second quarter 2019 from lower gross profit margins, increased costs to expand capacity and functionality of the marketplace for J.B. Hunt 360 and higher personnel costs. Gross profit margins decreased to 11.8% in the current period versus 13.4% in the same period last year primarily from a competitive pricing environment, weaker spot market activity, and tightening supply dynamics at various points throughout the quarter. ICS carrier base increased 12% vs. second quarter 2019.

Final Miles Services (FMS)

■   Second Quarter 2020 Segment Revenue:    $140 million; down 2%

■   Second Quarter 2020 Operating Loss:   $(5.2) million; compared to $(15.8) million in 2Q’19

FMS revenue decreased 2% compared to the same period 2019. Stop count within FMS decreased 5% during the current quarter vs. a year ago, primarily from the temporary suspension of operations at several of our customers’ sites as a result of COVID-19. Productivity, defined as revenue per stop, increased approximately 2% compared to the prior year period primarily from a shift in the mix of services as different customers within our FMS network were affected by COVID-19 to varying degrees throughout the quarter.

Operating losses decreased from a year ago by approximately $10.5 million primarily from the absence of the $20 million pre-tax claim settlement incurred in 2019. Operating losses in the second quarter 2020 were primarily the result of lost revenue related to the temporary suspension of operations at several of our customers’ sites and higher costs related to operating supplies as a result of COVID-19.

Truckload (JBT)

■   Second Quarter 2020 Segment Revenue:      $108.3 million; up 9%

■   Second Quarter 2020 Operating Income:     $3.5 million; down 61%

JBT revenue increased 9% from the same period in 2019. Revenue excluding fuel surcharge revenue increased 13% primarily from a 17% increase in load count partially offset by a 4% decrease in revenue per load excluding fuel surcharge revenue compared to a year ago. Revenue per loaded mile excluding fuel surcharge revenue decreased approximately 7% year-over-year while comparable contractual customer rates were down approximately 5% compared to the same period 2019. At the end of the period, JBT operated 1,897 tractors and 7,985 trailers compared to 1,879 and 6,829 one year ago, respectively.

Operating income decreased 61% compared to the same quarter 2019. Benefits from the increased load count were offset by increases in purchased transportation expense, higher insurance and claims costs, increased investment in technology and the continued rollout of 360box.

Cash Flow and Capitalization:

At June 30, 2020, we had approximately $1.3 billion outstanding on various debt instruments compared to $1.4 billion at June 30, 2019 and $1.3 billion at December 31, 2019.

Our net capital expenditures for the six months ended June 30, 2020 approximated $265 million compared to $475 million for the same period 2019. At June 30, 2020, we had cash and cash equivalents of approximately $275 million.

We had no purchases of our stock during the second quarter 2020. At June 30, 2020, we had approximately $520 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2020 approximated 105.5 million.

Conference Call Information:

The Company will hold a conference call today at 4:00–5:00 pm CT to discuss the quarterly earnings. To participate in the call, dial 1-833-397-0851 (domestic) or 516-575-8759 (international) 15 minutes prior to the start of the call and provide the following conference ID: 6252006. A replay of the call will be posted on its website here later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2019 and Quarterly Report filed on Form 10-Q for the period ended March 31, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology-driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,986,130		$1,996,266
Fuel surcharge revenues	159,443		265,381
Total operating revenues	2,145,573	100.0%	2,261,647	100.0%

Operating expenses
Rents and purchased transportation	1,034,297	48.2%	1,086,416	48.0%
Salaries, wages and employee benefits	554,136	25.8%	535,147	23.7%
Depreciation and amortization	130,298	6.1%	123,995	5.5%
Fuel and fuel taxes	75,459	3.5%	118,037	5.2%
Operating supplies and expenses	79,134	3.7%	84,264	3.7%
General and administrative expenses, net of asset dispositions	44,599	2.1%	46,539	2.1%
Insurance and claims	30,899	1.4%	52,013	2.3%
Operating taxes and licenses	13,567	0.6%	13,565	0.6%
Communication and utilities	8,001	0.4%	8,578	0.4%
Total operating expenses	1,970,390	91.8%	2,068,554	91.5%
Operating income	175,183	8.2%	193,093	8.5%
Net interest expense	12,818	0.6%	14,763	0.6%
Earnings before income taxes	162,365	7.6%	178,330	7.9%
Income taxes	40,667	1.9%	44,697	2.0%
Net earnings	$121,698	5.7%	$133,633	5.9%
Average diluted shares outstanding	106,580		108,373
Diluted earnings per share	$1.14		$1.23

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$4,031,824		$3,851,608
Fuel surcharge revenues	394,574		499,666
Total operating revenues	4,426,398	100.0%	4,351,274	100.0%

Operating expenses
Rents and purchased transportation	2,170,449	49.0%	2,086,305	47.9%
Salaries, wages and employee benefits	1,128,386	25.5%	1,051,472	24.2%
Depreciation and amortization	260,393	5.9%	243,924	5.6%
Fuel and fuel taxes	176,582	4.0%	230,162	5.3%
Operating supplies and expenses	164,732	3.7%	162,436	3.7%
General and administrative expenses, net of asset dispositions	89,761	2.0%	91,578	2.1%
Insurance and claims	63,260	1.4%	81,007	1.9%
Operating taxes and licenses	26,879	0.6%	26,725	0.6%
Communication and utilities	16,032	0.4%	16,777	0.4%
Total operating expenses	4,096,474	92.5%	3,990,386	91.7%
Operating income	329,924	7.5%	360,888	8.3%
Net interest expense	24,854	0.6%	27,796	0.6%
Earnings before income taxes	305,070	6.9%	333,092	7.7%
Income taxes	78,538	1.8%	79,858	1.9%
Net earnings	$226,532	5.1%	$253,234	5.8%
Average diluted shares outstanding	106,765		109,015
Diluted earnings per share	$2.12		$2.32

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2020		2019
		% Of		% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$1,065,106	50%	$1,149,723	51%
Dedicated	533,158	25%	536,995	24%
Integrated Capacity Solutions	304,267	14%	334,267	15%
Final Mile Services	139,550	6%	142,876	6%
Truck	108,298	5%	99,627	4%
Subtotal	2,150,379	100%	2,263,488	100%
Intersegment eliminations	(4,806)	(0%)	(1,841)	(0%)
Consolidated revenue	$2,145,573	100%	$2,261,647	100%

Operating income
Intermodal	$106,965	61%	$124,357	64%
Dedicated	83,102	47%	76,240	39%
Integrated Capacity Solutions	(13,072)	(7%)	(570)	(0%)
Final Mile Services	(5,249)	(3%)	(15,751)	(8%)
Truck	3,480	2%	8,889	5%
Other (1)	(43)	(0%)	(72)	(0%)
Operating income	$175,183	100%	$193,093	100%

	Six Months Ended June 30
	2020		2019
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$2,214,825	50%	$2,237,822	51%
Dedicated	1,074,904	24%	1,028,434	23%
Integrated Capacity Solutions	639,761	14%	635,078	15%
Final Mile Services	293,179	7%	253,349	6%
Truck	213,223	5%	201,479	5%
Subtotal	4,435,892	100%	4,356,162	100%
Intersegment eliminations	(9,494)	(0%)	(4,888)	(0%)
Consolidated revenue	$4,426,398	100%	$4,351,274	100%

Operating income
Intermodal	$209,240	64%	$227,674	63%
Dedicated	155,992	47%	126,321	35%
Integrated Capacity Solutions	(31,970)	(10%)	6,395	2%
Final Mile Services	(8,549)	(3%)	(15,587)	(4%)
Truck	5,259	2%	16,128	4%
Other (1)	(48)	(0%)	(43)	(0%)
Operating income	$329,924	100%	$360,888	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2020	2019

Intermodal

Loads	473,486	480,938
Average length of haul	1,676	1,660
Revenue per load	$2,249	$2,391
Average tractors during the period *	5,420	5,652
Tractors (end of period) *	5,343	5,637
Trailing equipment (end of period)	96,512	96,659

Dedicated

Loads	907,221	850,196
Average length of haul	160	168
Revenue per truck per week**	$4,250	$4,398
Average trucks during the period***	9,718	9,454
Trucks (end of period) ***	9,674	9,544
Trailing equipment (end of period)	27,497	26,762

Integrated Capacity Solutions

Loads	274,399	306,817
Revenue per load	$1,109	$1,089
Gross profit margin	11.8%	13.4%
Employee count (end of period)	1,117	1,198
Approximate number of third-party carriers (end of period)	89,900	80,000
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	717,700	600,600
Revenue (millions)	$228.9	$222.4

Final Mile Services

Stops	1,093,182	1,146,125
Average trucks during the period***	1,333	1,256

Truck

Loads	103,314	87,994
Loaded miles (000)	44,555	36,744
Nonpaid empty mile percentage	19.1%	18.6%
Revenue per tractor per week**	$3,686	$3,940
Average tractors during the period *	1,979	1,973

Tractors (end of period)
Company-owned	800	946
Independent contractor	1,097	933
Total tractors	1,897	1,879

Trailers (end of period)	7,985	6,829

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2020	2019

Intermodal

Loads	964,776	940,862
Average length of haul	1,677	1,656
Revenue per load	$2,296	$2,378
Average tractors during the period *	5,453	5,656
Tractors (end of period) *	5,343	5,637
Trailing equipment (end of period)	96,512	96,659

Dedicated

Loads	1,786,230	1,615,584
Average length of haul	161	170
Revenue per truck per week**	$4,288	$4,321
Average trucks during the period***	9,721	9,294
Trucks (end of period) ***	9,674	9,544
Trailing equipment (end of period)	27,497	26,762

Integrated Capacity Solutions

Loads	570,146	595,750
Revenue per load	$1,122	$1,066
Gross profit margin	10.7%	14.9%
Employee count (end of period)	1,117	1,198
Approximate number of third-party carriers (end of period)	89,900	80,000
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	717,700	600,600
Revenue (millions)	$463.8	$408.9

Final Mile Services

Stops	2,317,624	1,933,099
Average trucks during the period***	1,318	1,228

Truck

Loads	200,792	172,922
Loaded miles (000)	85,119	73,712
Nonpaid empty mile percentage	18.7%	18.9%
Revenue per tractor per week**	$3,842	$3,913
Average tractors during the period*	1,897	2,024

Tractors (end of period)
Company-owned	800	946
Independent contractor	1,097	933
Total tractors	1,897	1,879

Trailers (end of period)	7,985	6,829

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$274,654	$35,000
Accounts Receivable, net	950,636	1,011,829
Prepaid expenses and other	319,407	434,470
Total current assets	1,544,697	1,481,299
Property and equipment	5,730,544	5,640,806
Less accumulated depreciation	2,104,148	2,019,940
Net property and equipment	3,626,396	3,620,866
Other assets, net	382,539	368,689
	$5,553,632	$5,470,854

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$513,517	$602,601
Claims accruals	269,825	279,590
Accrued payroll	98,692	68,220
Other accrued expenses	88,648	85,355
Total current liabilities	970,682	1,035,766

Long-term debt	1,307,019	1,295,740
Other long-term liabilities	185,390	173,241
Deferred income taxes	699,698	699,078
Stockholders' equity	2,390,843	2,267,029
	$5,553,632	$5,470,854

Supplemental Data
(unaudited)

	June 30, 2020	December 31, 2019

Actual shares outstanding at end of period (000)	105,507	106,213

Book value per actual share outstanding at end of period	$22.66	$21.34

	Six Months Ended June 30
	2020	2019

Net cash provided by operating activities (000)	$639,950	$606,661

Net capital expenditures (000)	$264,614	$475,331